Exhibit 99.2

News Release
Sunoco LP Announces Definitive Agreement to Acquire the Wholesale Fuel Distribution and Terminal Business from Superior Plus Corporation

DALLAS, April 3, 2018 - Sunoco LP (NYSE: SUN) (“Sunoco”) announced today the execution of a definitive agreement to purchase certain assets from Superior Plus Corporation (TSX: SPB) for approximately $40 million plus working capital adjustments. The assets consist of a network of approximately 100 dealers, several hundred commercial contracts and three terminals, which are connected to major pipelines serving the Upstate New York market. The wholesale fuels business sells approximately 200 million gallons of fuel annually through multiple channels. The three terminals have a combined 17 tanks with 429 thousand barrels of storage capacity.

The acquisition is consistent with Sunoco’s strategy of utilizing its scale to grow the core fuel distribution business and adding fee-based refined product terminals into the overall portfolio. The acquisition is subject to customary closing conditions and is expected to close in April 2018. The transaction is expected to be immediately accretive to Sunoco with respect to distributable cash flow.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,200 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

The information contained in this press release is available on the Sunoco LP website at www.SunocoLP.com.

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "opportunity," "value-creating," "designed," "predict," "seek," "ongoing," "increases" or "continue" and variations or similar expressions. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Annual Report on Form 10-K filed by SUN and other documents filed from time to time with the Securities and Exchange Commission. The partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow
Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA
Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com

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